Exhibit 10.3
Execution Version

SECOND AMENDMENT TO CREDIT AGREEMENT

This Second Amendment to Credit Agreement (this “Amendment”) is made as of June 30, 2021 (the “Effective Date”), among REXFORD INDUSTRIAL REALTY, L.P., a Maryland limited partnership (the “Borrower”), REXFORD INDUSTRIAL REALTY, INC., a Maryland corporation (the “Parent”), CAPITAL ONE, NATIONAL ASSOCIATION, a national banking association, as administrative agent (the “Administrative Agent”) and each of the Lenders (as defined in the Credit Agreement referenced in the recitals below) party hereto.

W I T N E S S E T H:

WHEREAS, Borrower, Administrative Agent and the Lenders have entered into a certain Credit Agreement dated as of May 22, 2018 (the “Original Credit Agreement”), as amended by First Amendment to Credit Agreement, dated as of February 13, 2020 (the “First Amendment”; the Original Credit Agreement, as amended by the First Amendment, and as same may be further amended, restated, supplemented or otherwise modified from time to time, collectively, the “Credit Agreement”) wherein Administrative Agent and the Lenders agreed to provide term loans to Borrower in the aggregate principal amount of up to $150,000,000.00 evidenced by those certain Notes dated May 22, 2018 (collectively, the “Note”) made by Borrower in favor of each Lender; and

WHEREAS, Borrower, Parent, Administrative Agent and the Lenders have agreed to amend the Credit Agreement as set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

1.Defined Terms; References. Unless otherwise specifically defined herein, each term used herein that is defined in the Credit Agreement has the meaning assigned to such term in the Credit Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Amendment” and each other similar reference contained in the Credit Agreement and other Loan Documents shall, after this Amendment becomes effective, refer to the Credit Agreement as amended hereby.

2.Amendment to Credit Agreement. The Credit Agreement is hereby amended as follows:

(a)The definition of “Interest Period” in Section 1.01 thereof is hereby amended by deleting the phrase “two (2),” in the first sentence thereof in its entirety.

(b)The definition of “Applicable Margin” in Section 1.01 thereof is hereby amended and restated in its entirety as follows:

““Applicable Margin” means, as of any date, the rate per annum set forth in the below table corresponding to the Debt Rating of Parent or Borrower then in effect:

Debt Rating	Eurodollar Rate Applicable Margin	Base Rate Applicable Margin
≥ A-/A3	0.80%	0.00%
BBB+/Baa1	0.85%	0.00%
BBB/Baa2	0.95%	0.00%
BBB-/Baa3	1.20%	0.20%
<BBB-/Baa3	1.60%	0.60%

If at any time Parent and/or Borrower has only two (2) Debt Ratings, and such Debt Ratings are split, then: (a) if the difference between such Debt Ratings is one ratings category (e.g., Baa2 by Moody’s and BBB- by S&P or Fitch), the ratings-based Applicable Margin shall be the rate per annum that would be applicable if the higher of the Debt Ratings were used; and (b) if the difference between such Debt Ratings is two (2) ratings categories (e.g., Baal by Moody’s and BBB- by S&P), the ratings-based Applicable Margin shall be the rate per annum that would be applicable if the rating that is one higher than the lower of the applicable Debt Ratings were used. If at any time Parent and/or Borrower has three (3) Debt Ratings, and such Debt Ratings are split, then: (i) if the difference between the highest and the lowest such Debt Ratings is one ratings category (e.g., Baa2 by Moody’s and BBB- by S&P or Fitch), the ratings-based Applicable Margin shall be the rate per annum that would be applicable if the highest of the Debt Ratings were used; and (ii) if the difference between such Debt Ratings is two (2) ratings categories (e.g., Baal by Moody’s and BBB- by S&P or Fitch) or more, the ratings-based Applicable Margin shall be the rate per annum that would be applicable if the average of the two (2) highest Debt Ratings were used, provided that if such average is not a recognized rating category, then the ratings-based Applicable Margin shall be the rate per annum that would be applicable if the second highest Debt Rating of the three (3) were used. The Applicable Margin in effect from the Second Amendment Effective Date until adjusted as set forth above shall be set at the rate corresponding to Debt Rating of BBB/Baa2.”

(c)The following existing definitions in Section 1.01 thereof are hereby amended and restated in their entirety as follows:

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law , regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Relevant Governmental Body” means the Federal Reserve System Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the

Federal Reserve System Board or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR” means a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

“Term SOFR” means, for the applicable corresponding tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write- down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

(d)The following new definitions are hereby added to Section 1.01 of the Credit Agreement in the appropriate alphabetical order:

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Benchmark” means, initially, USD LIBOR; provided that if a replacement of the Benchmark has occurred pursuant to Section 3.08, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor:

(1)    For purposes of clause (a) of Section 3.08, the first alternative set forth below that can be determined by the Administrative Agent:

(a)    the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, and 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration, or

(b)    the sum of: (i) Daily Simple SOFR and (ii) the spread adjustment selected or recommended by the Relevant Governmental Body for the replacement of the tenor of USD LIBOR with a SOFR-based rate having approximately the same length as the interest payment period specified in clause (a) of Section 3.08; and

(2)    For purposes of clause (b) of Section 3.08, the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;

provided that, (a) if the Benchmark Replacement as determined pursuant to clause (1) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents; and (b) if the Benchmark Replacement as determined pursuant to clause (2) above would be less than the Floor, the Daily Simple component of the SOFR Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Transition Event” means, with respect to any then-current Benchmark other than USD LIBOR, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which may include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

“Early Opt-in Election” means the occurrence of:

(1)    a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)    the joint election by the Administrative Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Second Amendment Effective Date” means June 30, 2021.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom

Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“USD LIBOR” means the London interbank offered rate for U.S. dollars.

(e)the following existing definitions in Section 1.01 of the Credit Agreement are hereby deleted in their entirety:

“LIBOR Screen Rate”
“LIBOR Successor Rate”
“LIBOR Successor Rate Conforming Changes”
“Scheduled Unavailability Date”
“SOFR-Based Rate

(f)Section 3.03(a) of the Credit Agreement is hereby amended by deleting the reference to “Section 3.03(c)(i)” in the first sentence thereof in its entirety and inserting the phrase “Section 3.08” in lieu thereof.

(g)Section 3.03(c) of the Credit Agreement is hereby deleted in its entirety.

(h)A new Section 3.08 is hereby added to the Credit Agreement as follows:

3.08. Benchmark Replacement Setting. Notwithstanding anything to the contrary herein or in any other Loan Document:

(a)    Replacing USD LIBOR. On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of USD LIBOR’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-month, 3-month, 6-month and 12month USD LIBOR tenor settings. On the earlier of (i) the date that all Available Tenors of USD LIBOR have either permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative and (ii) the Early Opt-in Effective Date, if the then-current Benchmark is USD LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(b)    Replacing Future Benchmarks. Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the

Required Lenders. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During the period referenced in the foregoing sentence, the component of Base Rate based upon the Benchmark will not be used in any determination of Base Rate.

(c)     Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(d)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section.

(e)    Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

(i)Section 12.21 of the Credit Agreement is hereby deleted in its entirety and replaced as follows:

“12.21 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b)the effects of any Bail-in Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.”

3.The Credit Agreement, as amended hereby, is referred to herein as the “Amended Credit Agreement”.

4.Conditions Precedent. This Amendment shall not be effective until each of the following conditions precedent has been fulfilled:

(a)the Administrative Agent shall have received fully executed counterparts of this Amendment executed by each of the parties hereto, in each case sufficient in number for distribution to Administrative Agent, each Lender, Parent, and Borrower;

(b)the Administrative Agent shall have received fully executed counterparts of that certain supplemental fee letter (the “Supplemental Fee Letter”) dated as of the date hereof executed by the Borrower;

(c)the Administrative Agent shall have received such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment;

(d)The Borrower and each other Loan Party shall have provided, (i) all information requested by the Administrative Agent and each Lender in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower;

(e)the Administrative Agent shall have received payment by the Borrower of all fees and other amounts due and payable on or prior to the date hereof required to be reimbursed or paid by the Borrower in connection with this Amendment, including the fees set forth in the Supplemental Fee Letter and reimbursement or payment of all reasonable and documented out-of-pocket expenses (including, without limitation, fees and reasonable and documented out-of-pocket expenses of outside counsel for the Administrative Agent);

(f)the representations and warranties in the Credit Agreement, as amended by this Amendment, and each other Loan Document are true and correct in all material respects (without duplication of any materiality qualifiers therein) on and as of the Effective Date as though made as of the Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (without duplication of any materiality qualifiers therein) as of such earlier date, and except that for purposes of this condition, the representations and warranties contained in Section 7.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), as applicable, of Section 8.01; and

(g)after giving effect to this Amendment, no Default exists.

The Administrative Agent shall promptly notify in writing the Borrower and the Lenders of the effectiveness of this Amendment, and such notice shall be conclusive and binding.

5.Representations and Warranties. Each of Borrower and Parent represents and warrants to the Credit Parties that (a) the representations and warranties in the Credit Agreement, as amended by this Amendment, and each other Loan Document are true and correct in all material respects (without duplication of any materiality qualifiers therein) on and as of the Effective Date as though made as of the Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (without duplication of any materiality qualifiers therein) as of such earlier date, and except that for purposes of this representation, the representations and warranties contained in Section 7.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), as applicable, of Section 8.01; (b) except as disclosed to the Administrative Agent in writing, since the date of the First Amendment, no amendments have been made to the Organization Documents of (i) Borrower, (ii) Parent, or (iii) any other Loan Party; and (c) the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

6.Ratification.

(a)Except as expressly provided herein, this Amendment shall not constitute an amendment, waiver, consent or release with respect to any provision of any Loan Document, a waiver of any Default or Event of Default under any Loan Document, or a waiver or release of any of the Lenders’ or the Administrative Agent's rights and remedies (all of which are hereby reserved).

(b)Without in any way establishing a course of dealing by the Administrative Agent or any Lender, the Borrower and the Parent each hereby ratifies, confirms and reaffirms its obligations under the Amended Credit Agreement and the other Loan Documents to which it is a party and each and every such Loan Document executed by the undersigned in connection with the Amended Credit Agreement remains in full force and effect and is hereby ratified, confirmed and reaffirmed. This Amendment is not intended to and shall not constitute a novation.

7.General Terms. This Amendment, which may be executed in multiple counterparts, together with the Credit Agreement and the other Loan Documents, constitute the entire agreement of the parties regarding the matters contained herein and shall not be modified by any prior oral or written discussions. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic imaging transmission (e.g. PDF by email) shall be effective as delivery of a manually executed counterpart of this Amendment. This Amendment shall constitute a Loan Document under the Amended Credit Agreement for all purposes. This Amendment, the Credit Agreement and the other Loan Documents express the entire understanding of the parties with respect to the transactions contemplated hereby. No prior negotiations or discussions shall limit, modify, or otherwise affect the provisions hereof and thereof. The headings of this Amendment are provided for convenience of reference only and shall not affect its construction or interpretation.

8.Illegality. Any determination that any provision of this Amendment or any application hereof is invalid, illegal or unenforceable in any respect and in any instance shall not affect the validity, legality or enforceability of such provision in any other instance, or the validity, legality or enforceability of any other provisions of this Amendment.

9.Independent Review. Each of the Borrower and the Parent represents and warrants that it has consulted with independent legal counsel of its selection in connection herewith and is not relying on any representations or warranties of the Administrative Agent or its counsel in entering into this Amendment.

10.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

[SIGNATURES ON FOLLOWING PAGES]

It is intended that this Amendment take effect as an instrument under seal as of the date first written above.

BORROWER:

REXFORD INDUSTRIAL REALTY, L.P.,
a Maryland limited partnership

By:	REXFORD INDUSTRIAL REALTY, INC.
a Maryland corporation,
its General Partner

	By:	/s/ Laura Clark
Name: Laura Clark
Title: Chief Financial Officer

PARENT:

REXFORD INDUSTRIAL REALTY, INC.
a Maryland corporation,

By:		/s/ Laura Clark
Name: Laura Clark
Title: Chief Financial Officer
Signature Page to Second Amendment to Credit Agreement

ADMINISTRATIVE AGENT:

CAPITAL ONE, NATIONAL, ASSOCIATION

By:	/s/ Jessica W. Phillips
Name:	Jessica W. Phillips
Title:	Authorized Signatory
Signature Page to Second Amendment to Credit Agreement

LENDER:

CAPITAL ONE, NATIONAL, ASSOCIATION

By:	/s/ Jessica W. Phillips
Name:	Jessica W. Phillips
Title:	Authorized Signatory
Signature Page to Second Amendment to Credit Agreement

LENDER:

TRUIST BANK

By:	/s/ Ryan Almond
Name:	Ryan Almond
Title:	Director
Signature Page to Second Amendment to Credit Agreement